CIDCO Incorporated
                        Annual Executive Incentive Plan
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         This  document  sets  forth the  CIDCO  Incorporated  Annual  Executive
Incentive Plan as adopted effective January 1, 1997.

1.        Purpose

         The purpose of the Plan is to provide designated officers and other key employees of CIDCO Incorporated (the "Company") with incentive to maximize the Company's profitability by basing a significant portion of their total compensation on the achievement of corporate and individual performance goals.

2.        Definitions

         As used herein, the following terms shall have the following meanings:

         "Award" shall mean an amount earned by the Participant in accordance with the provisions of the Plan.

         "Board of Directors" shall mean the Board of Directors of the Company.

          "Committee" shall mean the Compensation Committee of the Board of Directors.

         "Net Income" shall mean, with respect to any Performance Period, the Company's net income before tax expense, as reported in the Company's financial statements for such Performance Period as filed with the Securities Exchange Commission with the Form 10K or Form 10Q filing related to such Performance Period.

         "Participant" shall mean, with respect to any Plan Year, any individual who has been designated by the Committee as eligible for participation in the Plan for such year in accordance with Section 3.


         "Performance Period" shall mean, with respect to any Plan Year, the calendar year corresponding to such year and, if the Committee so determines, any one or more calendar quarters within such year.

 "Plan" shall mean the CIDCO Incorporated Annual Executive Incentive Plan, as set forth herein and as amended from time to time.

         "Plan Year" shall mean the calendar year.

3.        Eligibility

         Any officer or other employee of the Company shall be eligible for participation in the Plan for a Plan Year if he or she has been designated by the Committee to be a Participant for such year. Each person so designated shall be notified in writing as soon as practicable after the Committee has made such designation.

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4.        Awards

         Awards for any Plan Year shall be made in accordance with the following provisions:

         (a) By no later than January 31st of the Plan Year, the Committee shall take the following actions with respect to determining the Awards that may be payable to Participants for such year:

                  (i) The Committee shall determine the Performance Period or Performance Periods that shall apply for the year.

                 (ii) The Committee shall establish the Corporate Performance Goal that will apply in determining the Awards that may be payable to Participants for each Performance Period within the year. The "Corporate Performance Goal" shall be the Company's achievement of such level of Net Income as the Committee shall determine. The Committee shall have the authority at any time to adjust the Corporate Performance Goal, or the standards for measuring the achievement of the Corporate Performance Goal, established for any Performance Period as it deems equitable in recognition of (A) changes in applicable accounting rules or principles or changes in the Company's methods of accounting during such Performance Period, (B) the occurrence during such Performance Period of any acquisition, divestiture, discontinuance of business operations, restructuring or any other extraordinary or nonrecurring event, or (C) such other events, changes, occurrences, conditions or circumstances as in the Committee's judgment, shall warrant such adjustment.

                (iii) For each Performance Period within the year, the Committee shall establish for each Participant an amount that may be awarded to the Participant if the Corporate Performance Goal for such Performance Period is met (the "Participant's Target Award"). Each Participant's Target Award shall be an amount equal to such percentage of the base salary paid to the Participant for such Performance Period as the Committee shall determine.

                 (iv) The Committee shall establish percentages ("Performance Factors") that will be applied to Participants' Target Awards, for purposes of determining the amount of their actual Awards for each Performance Period within the year, if the Company's Net Income exceeds, or is less than, the Corporate Performance Goal for such Performance Period by specified amounts determined by the Committee. The potentially applicable Performance Factors for each Performance Period within the year shall be such percentages greater than 100% as the Committee determines, if the Corporate Performance Goal for such Performance Period is exceeded, and shall be such percentages less than 100% as the Committee determines, if the Corporate Performance Goal for such Performance Period is not fully achieved; provided, however, that the Performance Factor for any Performance Period shall be zero if the Company does not achieve a level of Net Income that is at least equal to such minimum percentage of the Corporate Performance Goal for such Performance Period as the Committee, in its discretion, may determine.
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                  (v) The notice to be furnished  under Section 3 to each person whom the Committee has designated as a Participant for the year shall set forth the Corporate Performance Goal, the Participant's Target Award, and the potentially applicable Performance Factors, that the Committee has established for each Performance Period within the year.

         (b) As soon as practicable after the close of each Performance Period within the Plan Year, the Committee shall determine the extent to which the Performance Goal for such Performance Period has been met and, based thereon, the applicable Performance Factor for such Performance Period. Subject to (c) below, each Participant shall be entitled to receive an Award in an amount equal to his or her Target Award for such Performance Period, multiplied by the applicable Performance Factor for such Performance Period.

         (c) The Committee may, in its discretion, reduce the amount of the Award payable to any Participant for any Performance Period as determined pursuant to (b) above, or determine that no Award shall be payable to the Participant for such Performance Period, based upon the Committee's evaluation of the Participant's job performance for such Performance Period or upon consideration of such other factors or circumstances as the Committee deems appropriate.

         (d) In addition to Awards based on corporate performance, the Committee, in its discretion, may provide for an Award to be made hereunder to any Participant for the year, in such amount as the Committee determines, based on the Participant's achievement of such individual performance goal or goals as the Committee establishes for the Participant as of the beginning of such year. The notice to be furnished pursuant to Section 3 to any Participant who the Committee has determined to be eligible for an individual performance award shall specify the amount of the Participant's potential Award and the performance goal or goals that he or she must meet to earn such Award.

         (e) Any officer or other employee who commences employment with the Company after the start of a Plan Year shall be eligible to receive an Award for any Performance Period within such year ending after such officer's or employee's date of hire if he or she is designated by the Committee as a Participant for such year in accordance with Section 3. If a Participant's employment with the Company terminates for any reason prior to the end of a Plan Year, no Award shall be payable to the Participant (or in the event of his or her death to any beneficiary of a Participant) for any Performance Period within such year ending after such officer's or employee's termination of employment except as the Committee, in its discretion, may otherwise determine.

5.        Payment of Awards

          The amount payable with respect to an Award earned by a Participant under the Plan for any Performance Period shall be paid to the Participant as soon as practicable after the end of such Performance Period. Payment shall be made in the form a single lump sum cash payment.

         The Company shall deduct from all amounts otherwise payable to a Participant under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such amounts.
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6.        Rights of Participants

         A Participant's rights and interests under the Plan shall be subject to the following provisions:

         (a) A Participant's rights to payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or any beneficiary of the Participant.

         (b) Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employment of the Company.

         (c) No Employee shall have the right, by virtue of being a Participant in the Plan for any Plan Year, to be automatically entitled to receive an Award for any Performance Period within such year, or to be treated as a Participant for any later Plan Year.

         (d) No Award shall be considered as compensation under any employee benefit plan of the Company, except as specifically provided in such plan or as otherwise determined by the Board of Directors.

7.        Administration

         The Plan shall be administered by the Committee. A majority of the members of the Committee shall constitute a quorum. The Committee may act at a meeting, including a telephone meeting, by action of a majority of the members present, or without a meeting by unanimous written consent. In addition to the responsibilities and powers assigned to the Committee elsewhere in the Plan, the Committee shall have the authority to establish from time to time guidelines or regulations for the administration of the Plan, interpret the Plan, and make all determinations considered necessary or advisable for the administration of the Plan. The Committee may delegate any ministerial or nondiscretionary function pertaining to the administration of the Plan to any one or more officers of the Company.

         All decisions, actions or interpretations of the Committee under the Plan shall be final, conclusive and binding upon all parties.

         No member of the Committee shall be personally liable by reason of any action taken by such member in good faith in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee, and each employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.
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8.        Amendment or Termination

         The Board of Directors may, with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time, provided, however, that no amendment, suspension or termination of the Plan shall deprive any Participant of any rights to Awards previously made under the Plan without his or her written consent. Any amendment that the Board of Directors would be permitted to make pursuant to the preceding sentence may also be made by the Committee where appropriate to facilitate the administration of the Plan or to comply with applicable law or any applicable rules and regulations of government authorities, provided that the cost of the Plan to the Company is not materially increased thereby.

9.        Governing Law

         The Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

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